Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Sunrise Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	1,000,000 shares	$10.83	$10,830,000	0.00015310	$1,658.07
Total Offering Amounts						$10,830,000		$1,658.07
Total Fees Previously Paid								N/A
Total Fee Offsets								$0
Net Fee Due								$1,658.07

(1)	The registration fee is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), estimate based on the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on August 26, 2025.